Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL 2005 RESULTS

JASPER, IN (January 27, 2005) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the second quarter of fiscal year 2005, which ended December 31, 2004.

During the second quarter of fiscal year 2005, the Company converted a veneer slicing facility within the Furniture and Cabinets segment into a lumber warehousing operation and exited the veneer slicing operation. The results of the veneer slicing operation are reported as a discontinued operation, and therefore sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the veneer operation. All prior periods have been restated.

Consolidated Overview
The Company recorded net sales of $293.6 million for the second quarter fiscal year 2005, a decrease of 1% from the net sales of $297.3 million reported for the fiscal 2004 second quarter, as an increase in sales in the Electronic Contract Assemblies segment was more than offset by a decrease in sales in the Furniture and Cabinets segment. Income from continuing operations in the current year second quarter totaled $6.8 million, or $0.18 per Class B share. The Company recorded income from continuing operations in the prior year second quarter of $7.3 million, or $0.19 per Class B share, inclusive of restructuring costs totaling $0.7 million after-tax, or $0.02 per Class B share.

Including a loss from the discontinued operation of $0.7 million after-tax or $0.02 per Class B share, second quarter fiscal year 2005 net income was $6.1 million, or $0.16 per Class B share. For the prior year second quarter, net income was $6.6 million, or $0.17 per Class B share, inclusive of a loss on the discontinued operation of $0.7 million after-tax or $0.02 per Class B share and restructuring costs of $0.7 million after-tax, or $0.02 per Class B share.

Consolidated gross margin declined in the fiscal year 2005 second quarter as the Company continued to experience increased costs for steel, flake board and other commodities and higher costs for new product introductions when compared to the prior year second quarter. Price increases on select products within the Furniture and Cabinets segment helped to partially offset the consolidated gross margin decline. Consolidated selling, general and administrative costs for the current year second quarter decreased in both dollars and as a percent of sales when compared to the prior year partially the result of lower bad debt expense resulting from the Company's focused efforts on collection of receivables and lower professional services consulting costs. Operating income declined as the gross margin reduction more than offset improvement in selling, general and administrative expenses. The Company's effective tax rate for the second quarter fiscal 2005 was lower when compared to the second quarter of fiscal 2004 as a higher percentage of current quarter consolidated net income was generated by the Company's foreign operations which have a lower tax rate.

Operating cash flow for the second quarter of fiscal year 2005 totaled $12.3 million compared to $0.7 million in the second quarter of last year.

James C. Thyen, Chief Executive Officer and President, stated, "I am encouraged to see we had our third best quarterly sales performance over the last two and a half years. However, higher commodity costs have significantly impacted our results, and we have not been able to offset all of these cost increases with customer price increases. We are paying very close attention to improving our gross margin. We are also continuing to incur development costs for new products, most of which are anticipated to begin generating revenue within the next 6 months. Continuing our trend of positive cash flow from operations, our second quarter operating cash flow was strong and we ended the quarter with a cash and short-term investment balance of $102.6 million."

Mr. Thyen added, "Additionally, during the quarter we discontinued our veneer slicing operation, which was operating at a loss. We compliment our management team and employees who had made strides over the last couple of years in reducing the losses within our veneer operation. However, with the current economic environment of the veneer market, we made a strategic decision to not invest any further resources into this niche industry. We sold the equipment specific to this operation and converted the facility into a lumber warehousing facility."

Furniture and Cabinets Segment
Net sales in the Furniture and Cabinets segment for the second quarter of fiscal year 2005 were $180.8 million, a decrease of 3% from net sales of $186.6 million in the same quarter last year. When compared to the prior year, an increase in sales of forest products was more than offset by sales decreases in branded furniture products, which includes office, residential and hospitality furniture, and in contract furniture and cabinets products.

Fiscal 2005 second quarter income from continuing operations in this segment improved over the second quarter of fiscal 2004 despite the sales decline. During the current year second quarter, earnings in this segment benefited from price increases on select products within this segment, improved manufacturing efficiencies in our Mexico operations and lower bad debt costs when compared to the second quarter of fiscal 2004. In addition, the impact of the previously executed restructuring plans resulted in improved earnings during the current quarter when compared to the prior year. Hindering the improved earnings were higher costs on various commodities during the current quarter compared to the prior year.

Including an after-tax loss from the discontinued operation of $0.7 million, second quarter fiscal year 2005 net income in this segment increased over the prior year loss which also included a $0.7 million after-tax loss from the discontinued operation.

Electronic Contract Assemblies Segment
Second quarter fiscal year 2005 net sales of $112.6 million in the Electronic Contract Assemblies segment increased 2% from net sales of $110.4 million for the same quarter last year, due primarily to higher electronic assembly sales to customers in the transportation, industrial control and telecommunications industries. Sales to customers in the computer and medical industries declined during this same time period.

Income from continuing operations in this segment for the second quarter of fiscal year 2005 decreased from the same period last year despite the slightly higher volumes. Gross margins were lower in the fiscal 2005 second quarter primarily relating to increased costs for new product development, a sales mix shift to lower margin product within select facilities and higher freight costs. Partially offsetting the margin declines, the current year quarter was favorably impacted by a lower effective tax rate as a larger portion of net income in this segment was generated by foreign operations which have a lower tax rate.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2004.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 2:00 PM Eastern Time today, January 27, 2005. To listen to the live conference call, dial 888-396-2369, or for international calls, dial 617-847-8710. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 10, 2005, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 88377289.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	December 31, 2004	December 31, 2003

Net Sales	$ 293,560	100.0%	$ 297,289	100.0%
Cost of Sales	231,848	79.0%	231,175	77.8%

Gross Profit	61,712	21.0%	66,114	22.2%

Selling, General & Administrative Expenses	56,688	19.3%	58,746	19.8%
Restructuring Expense	-0-	0.0%	641	0.2%

Operating Income	5,024	1.7%	6,727	2.2%
Other Income-Net	2,943	1.0%	3,881	1.3%

Income from Continuing Operations Before Income Taxes	7,967	2.7%	10,608	3.5%
Provision for Income Taxes	1,173	0.4%	3,278	1.1%

Income from Continuing Operations	6,794	2.3%	7,330	2.4%
Loss from Operations of Discontinued Operation, Net of Tax	(991)	(0.3%)	(726)	(0.2%)
Gain on Disposal of Discontinued Operation, Net of Tax	313	0.1%	-0-	0.0%

Net Income	$ 6,116	2.1%	$ 6,604	2.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.18		$0.19
Class B	$0.18		$0.19
Diluted from Continuing Operations:
Class A	$0.17		$0.19
Class B	$0.18		$0.19
Basic:
Class A	$0.16		$0.17
Class B	$0.16		$0.18
Diluted:
Class A	$0.16		$0.17
Class B	$0.16		$0.17

Average Shares Outstanding
Basic	38,139		38,099
Diluted	38,525		38,151

(Unaudited) ($000's, except per share data)	Six Months Ended
	December 31, 2004	December 31, 2003

Net Sales	$ 573,995	100.0%	$ 567,601	100.0%
Cost of Sales	452,997	78.9%	439,616	77.5%

Gross Profit	120,998	21.1%	127,985	22.5%

Selling, General & Administrative Expenses	111,795	19.5%	113,861	20.0%
Restructuring Expense	321	0.1%	2,404	0.4%

Operating Income	8,882	1.5%	11,720	2.1%
Other Income-Net	6,295	1.1%	4,813	0.8%

Income from Continuing Operations Before Income Taxes	15,177	2.6%	16,533	2.9%
Provision for Income Taxes	2,821	0.5%	5,384	0.9%

Income from Continuing Operations	12,356	2.1%	11,149	2.0%
Loss from Operations of Discontinued Operation, Net of Tax	(1,538)	(0.3%)	(1,467)	(0.3%)
Gain on Disposal of Discontinued Operation, Net of Tax	313	0.1%	-0-	0.0%

Net Income	$ 11,131	1.9%	$ 9,682	1.7%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.32		$0.29
Class B	$0.33		$0.30
Diluted from Continuing Operations:
Class A	$0.31		$0.29
Class B	$0.32		$0.30
Basic:
Class A	$0.29		$0.25
Class B	$0.29		$0.26
Diluted:
Class A	$0.28		$0.25
Class B	$0.29		$0.26

Average Shares Outstanding
Basic	38,129		38,091
Diluted	38,518		38,125

Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(Unaudited) ($000's)	December 31, 2004	December 31, 2003

Net Cash Flow provided by Operating Activities	$ 22,227	$ 21,644
Net Cash Flow provided by (used for) Investing Activities	5,755	(15,178)
Net Cash Flow used for Financing Activities	(10,716)	(12,567)
Effect of Exchange Rates	636	276

Net Increase (Decrease) in Cash & Cash Equivalents	17,902	(5,825)
Cash & Cash Equivalents at Beginning of Period	54,941	51,291

Cash & Cash Equivalents at End of Period	$ 72,843	$ 45,466

Cash & Cash Equivalents	$ 72,843	$ 45,466
Short-Term Investments	29,795	31,702

Totals	$ 102,638	$ 77,168

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) December 31, 2004	June 30, 2004

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 102,638	$ 85,482
Receivables, Net	138,459	127,411
Inventories	92,059	92,531
Other Current Assets	28,303	34,621
Property & Equipment, Net	178,595	198,146
Capitalized Software, Net	39,523	41,059
Other Assets	35,423	34,819

Totals	$ 615,000	$ 614,069

Liabilities & Share Owners' Equity
Current Liabilities	$ 147,728	$ 147,798
Long-Term Debt, Less Current Maturities	353	395
Deferred Income Taxes & Other	30,749	31,265
Share Owners' Equity	436,170	434,611

Totals	$ 615,000	$ 614,069